UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 29, 2025

NorthStar Healthcare Income, Inc.
(Exact name of Registrant as Specified in its Charter)

Maryland	000-55190	27-3663988
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
575 Lexington Avenue, 14th Floor,
New York, NY 10022
(Address of Principal Executive Offices, Including Zip Code)

(929) 777-3135
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☒            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	None	None
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company      ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 29, 2025, NorthStar Healthcare Income, Inc., a Maryland corporation (“NorthStar Healthcare” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Compound Holdco LLC, a Delaware limited liability company and affiliate of Guarantor (“Parent”), Compound Merger Sub LLC, a Delaware limited liability company and a subsidiary of Parent (“Merger Sub”), and, solely for purposes of Section 10.14 thereof, Welltower OP LLC, a Delaware limited liability company (“Guarantor”), pursuant to which the parties agreed that, subject to the terms and conditions set forth in the Merger Agreement, the Company will merge with and into Merger Sub (such transaction, the “Merger”), with Merger Sub continuing as the surviving entity.
The Merger Agreement and the transactions contemplated thereby were unanimously approved by the Company’s Board of Directors (the “Board”).
Pursuant to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the Merger (other than shares held by Parent, Merger Sub, the Company or any wholly owned subsidiary of Parent or the Company) will be converted into the right to receive an amount in cash equal to $3.03, as may be adjusted in accordance with the terms of the Merger Agreement (the “Merger Consideration”), without interest, but subject to any withholding required under applicable tax law.
Until 12:01 a.m. (New York City time) on March 10, 2025 (the “No-Shop Period Start Date”), the Company has the right to solicit and engage in negotiations and discussions with respect to third-party alternative acquisition proposals. The Company may continue to engage in negotiations and discussions with respect to a third-party who submitted a bona fide alternative acquisition proposal prior to the No-Shop Period Start Date (an “Excluded Party”) whose alternative acquisition proposal the Board has determined in good faith is a “Company Superior Proposal” (as defined in the Merger Agreement) or would reasonably be expected to lead to a Company Superior Proposal until 11:59 p.m. (New York City time) on March 20, 2025, subject to extension in certain circumstances (the “Cut-Off Time”).
From and after the No-Shop Period Start Date, other than as permitted with respect to Excluded Parties as described above, the Company has agreed to cease any solicitations, discussions, negotiations or communications with any person with respect to any alternative acquisition proposal and not to solicit, provide information to or engage in discussions with third parties in connection with any third-party alternative acquisition proposals. However, the Company may, prior to obtaining the “Company Stockholder Approval” (as defined in the Merger Agreement), engage in discussions or negotiations and provide non-public information to a third party who has made an unsolicited written bona fide “Company Acquisition Proposal” (as defined in the Merger Agreement) if the Board determines in good faith, after consultation with outside legal counsel and financial advisors, that such Company Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Company Superior Proposal.
Prior to obtaining the Company Stockholder Approval, the Board may, in certain circumstances, effect an “Adverse Recommendation Change” (as defined in the Merger Agreement), subject to complying with specified notice requirements to Parent and other conditions set forth in the Merger Agreement.
Each of the Company’s, Parent’s and Merger Sub’s obligation to consummate the Merger is subject to certain customary closing conditions, including, among others: (1) approval of the Merger by holders of a majority of the outstanding shares of the Company’s common stock entitled to vote on the Merger; (2) material compliance with covenants; (3) accuracy of each party’s representations, subject to materiality thresholds; and (4) absence of injunctions or orders that prohibit or restrain the consummation of the Merger. Parent’s and Merger Sub’s obligation to consummate the Merger is also subject to the following conditions: (1) the receipt by the Company and Merger Sub of a written legal opinion addressing the Company’s qualification as a REIT; (2) the absence of a material adverse effect on the Company prior to the closing; and (3) the Company’s completion of the distribution of the interests in the limited partners of the Company’s operating partnership to the Company. The closing is anticipated to occur in the second quarter of 2025, although there can be no assurances as to when or if the closing will occur.
The Merger Agreement may be terminated under certain circumstances, including by either of the Company or Parent if (1) the Merger is not consummated by October 29, 2025 (subject to a 30-day extension if the only remaining condition is receipt of the requisite stockholder approval), (2) the Company Stockholder Approval is not obtained at the stockholders’ meeting or an adjournment or postponement thereof, (3) the other party has an uncured or incurable breach of representations, warranties or covenants that results in its failure to satisfy certain closing conditions (subject to a cure period of the earlier of 45 days and until October 27, 2025), or (4) a governmental authority has issued a final and non-appealable judgment or taken other action to permanently prohibit consummation of the Merger. In addition, Parent has the right to terminate the Merger Agreement if, prior to obtaining the Company Stockholder Approval, (i) the Board makes an Adverse Recommendation Change, (ii) the

Company fails to publicly recommend against a tender offer or exchange offer within 10 business days after commencement of such tender offer or exchange offer, or (iii) the Board fails to publicly reaffirm its recommendation within 10 business days after an alternative acquisition proposal has been publicly announced, and in the event of such a termination by Parent, the Company must pay Parent a termination fee equal to either $14.07 million with respect to any termination prior to the No-Shop Period Start Date (or, if in connection with an Excluded Party, the Cut-Off Time), or $22.5 million with respect to any termination on or after the No-Shop Period Start Date (as applicable, the “Termination Fee”). The Company has the right to terminate the Merger Agreement to enter into a transaction that the Board determines to be a Company Superior Proposal, subject to the Company’s compliance with certain covenants and payment of the Termination Fee. The Company is also required to pay the Termination Fee if the Merger Agreement is terminated (i) by either Company or Parent because the Merger is not consummated by October 29, 2025 (subject to a 30-day extension if the only remaining condition is receipt of the requisite stockholder approval), (ii) by Parent because the Company has an uncured or incurable breach of representations, warranties or covenants that results in its failure to satisfy certain closing conditions (subject to a cure period of the earlier of 45 days and until October 27, 2025), or (iii) by either Company or Parent because the Company Stockholder Approval is not obtained at the stockholders’ meeting or an adjournment or postponement thereof, and all of the following occur: (A) an alternative acquisition proposal is publicly communicated to the Board or publicly announced (and not publicly withdrawn, in the case of clauses (i) and (ii), prior to termination, and in the case of clause (iii) at least five business days prior to the stockholders’ meeting), and (B) within 12 months of such termination, the Company enters into an alternative transaction or consummates a transaction for more than 50% of the Company’s stock or assets.
The Company will be required to reimburse Parent’s expenses in connection with the Merger Agreement, the Merger and the transactions contemplated thereby, in an amount not to exceed $2,250,000 in the aggregate, if the Merger Agreement is terminated by Parent because the Company has an uncured or incurable breach of representations, warranties or covenants that results in its failure to satisfy certain closing conditions (subject to a cure period of the earlier of 45 days and until October 27, 2025), which amount would be credited against the Termination Fee in the event the Termination Fee became payable as described above.
The Company, Parent and Merger Sub have made customary representations and warranties and have agreed to certain customary covenants in the Merger Agreement, including, among others, covenants by the Company to conduct its business in the ordinary course and to maintain its REIT status.
The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1, and is incorporated by reference herein. The Merger Agreement has been attached as an exhibit hereto to provide investors with information regarding its terms. It is not intended to provide any other factual or financial information about the Company, Parent, Merger Sub, Guarantor or any of their respective affiliates or businesses. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 29, 2025, in connection with the Merger, the Company entered into a Gross-Up Agreement with each of Mr. Kendall Young, Chief Executive Officer and President of the Company and a member of the Board, and Ms. Ann Harrington, General Counsel and Secretary of the Company (collectively, the “Gross-Up Agreements”), which sets forth the manner in which it will be determined whether certain payments or benefits paid or to be paid to them in connection with the Merger would constitute a “parachute payment” and be subject to the excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and pursuant to which each of Mr. Young and Ms. Harrington is entitled to receive a tax gross-up payment in the event that any such payments or benefits paid to them are determined to be subject to the excise tax. The tax gross-up payments are intended to place each of Mr. Young and Ms. Harrington in the same after-tax position as if any such excise tax did not apply to them; provided, that the total tax gross-up payments to Mr. Young and Ms. Harrington cannot exceed $1,000,000 and $330,000, respectively.

On January 29, 2025, in connection with the Merger, the Company entered into a Best-Net Cut-Back Agreement with Mr. Nicholas Balzo, Chief Financial Officer of the Company (the “Cut-Back Agreement”), which provides that, in the event that any payments or benefits paid or to be paid to Mr. Balzo in connection with the Merger would constitute a “parachute payment” and, but for the Cut-Back Agreement, be subject to the excise tax pursuant to Section 4999 of the Code, then Mr. Balzo will be entitled to receive either the full payment or a lesser amount, whichever would result in Mr. Balzo receiving the greatest amount of payments and benefits on an after-tax basis, notwithstanding the excise tax.
The Gross-Up Agreements and the Cut-Back Agreement terminate upon the earliest of (1) the date on which the Merger Agreement is terminated, (2) the date on which all obligations under the applicable Gross-Up Agreement or Cut-Back Agreement have been satisfied and (3) March 31, 2027.
Item 8.01. Other Events.
On January 29, 2025, the Company and Parent issued a joint press release announcing the execution of the Merger Agreement. A copy of such press release is attached as Exhibit 99.1 hereto and is incorporated by reference in this Item 8.01.
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Additional Information and Where to Find It
This Current Report on Form 8-K does not constitute a solicitation of any vote or approval in connection with the Merger. In connection with the proposed Merger, NorthStar Healthcare will file a proxy statement on Schedule 14A (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”), which NorthStar Healthcare will furnish to its stockholders in connection with the special meeting of the stockholders to vote on the Merger. This communication is not a substitute for the Proxy Statement or any other document that NorthStar Healthcare may file with the SEC or send to its stockholders in connection with the Merger. BEFORE MAKING ANY VOTING DECISION, WE URGE STOCKHOLDERS TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT NORTHSTAR HEALTHCARE AND THE PROPOSED MERGER. The proposals for consideration by NorthStar Healthcare’s stockholders regarding the Merger will be made solely through the Proxy Statement. Stockholders will be able to obtain free copies of the Proxy Statement and other documents filed by NorthStar Healthcare with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by NorthStar Healthcare with the SEC will be available free of charge in the Investor Relations section of NorthStar Healthcare’s website at www.northstarhealthcarereit.com.
Participants in the Solicitation
Pursuant to SEC rules, the directors and executive officers of NorthStar Healthcare may be deemed to be participants in the solicitation of proxies in connection with the approval of the proposed Merger. Information regarding NorthStar Healthcare's directors and executive officers and their respective interests in NorthStar Healthcare by security holdings or otherwise is available in (i) NorthStar Healthcare's definitive proxy statement on Schedule 14A for its 2024 annual meeting of stockholders, which was filed with the SEC on April 15, 2024 and (ii) subsequent statements of changes in beneficial ownership on file with the SEC. Additional information regarding the interests of such potential participants will be included in the Proxy Statement and other relevant materials to be filed with the SEC, when they become available, including in connection with the solicitation of proxies to approve the proposed Merger. These documents may be obtained free of charge from the SEC's website at www.sec.gov and NorthStar Healthcare’s website at www.northstarhealthcarereit.com.
Cautionary Statement Regarding Forward-Looking Statements
This Current Report on Form 8-K includes forward-looking statements within the meaning of the federal securities laws. These forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “anticipate,” “believe,” “expect,” “estimate,” “plan,” or “intend” or other words or phrase of similar import. These statements are based on current expectations, estimates and projections about the industry, markets in which NorthStar Healthcare operates, management's beliefs, assumptions made by management and the Merger described in this communication. While NorthStar Healthcare's management believes the assumptions underlying the forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management's control. These risks include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the nature, cost and outcome of any litigation and other legal proceedings, including any such proceedings related to the Merger that may be instituted against the parties and others following announcement of the merger agreement; (3) the inability to consummate the Merger within the anticipated time period, or at all, due to any reason, including the failure to obtain the requisite stockholder approval, failure to obtain any required regulatory approvals or the failure to satisfy other conditions to completion of the Merger; (4)

risks that the proposed Merger disrupts current plans and operations of NorthStar Healthcare or diverts management's attention from its ongoing business; (5) the ability to recognize the anticipated benefits of the Merger; (6) the amount of the costs, fees, expenses and charges related to the Merger; (7) the risk that the merger agreement may be terminated in circumstances requiring NorthStar Healthcare to pay a termination fee; (8) the effect of the announcement of the Merger on the ability of NorthStar Healthcare to retain and hire key personnel and maintain relationships with its managers, residents and others with whom it does business; (9) the effect of the announcement of the Merger on NorthStar Healthcare's operating results and business generally; and (10) the other risks and important factors contained and identified in NorthStar Healthcare's filings with the SEC, such as NorthStar Healthcare's Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as well as NorthStar Healthcare's subsequent reports on Form 10-K, Form 10-Q or Form 8-K filed from time to time, any of which could cause actual results to differ materially from the forward-looking statements in this communication.
There can be no assurance that the Merger will be consummated. We caution investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this report. NorthStar Healthcare undertakes no obligation or duty to update or revise any of these forward-looking statements after the date of this report, nor to conform prior statements to actual results or revised expectations, and NorthStar Healthcare does not intend to do so.
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Item 9.01 Financial Statements and Exhibits

Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of January 29, 2025, by and among the Company, Parent, Merger Sub and Guarantor*
99.1	Joint press release announcing the Merger Agreement, issued by the Company and Parent on January 29, 2025
104	Cover Page Interactive Data File (formatted as inline XBRL)
______________________________________________________
* Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Healthcare Income, Inc.

Date: January 30, 2025	By:	/s/ NICHOLAS R. BALZO
Nicholas R. Balzo
Chief Financial Officer and Treasurer